Exhibit 10.59

ASSET PURCHASE AGREEMENT

AMONG

BIZSECURE, INC.

(as Seller)

and

HUMBL, INC.

(as Buyer)

and

ALFONSO ARANA

and

ALFONSO RODRIGUEZ-ARANA

and

CLEMENT DANISH

(as Stockholders of Seller)

Dated February 12, 2022

TABLE OF CONTENTS

		Page

Article I Purchase and Sale of Assets		1
1.1	Purchase and Sale of Acquired Assets	1
1.2	Assets Being Retained by Seller	1
1.3	Assumption of Liabilities	2

Article II Consideration Payable by Buyer		2
2.1	Purchase Price	2
2.2	Payment of Purchase Price	2
2.3	Allocation of Purchase Price	2

Article III The Closing		2
3.1	Closing	2
3.2	Seller’s Obligations at Closing	2
3.3	Buyer’s Obligations at Closing	3
3.4	Closing Prorations and Closing Costs
3.5	Employment Matters	4

Article IV Covenants and Obligations of the Parties		4
4.1	Covenants of Seller and Stockholders.	4
4.2	Covenants of Parties Regarding Brokers and Expenses	6
4.3	Sales and Use Taxes

Article V Representations and Warranties		6
5.1	Representations and Warranties of Seller and Stockholders	5
5.2	Representations and Warranties of Buyer	11

Article VI Indemnification		12
6.1	Indemnification	12
6.2	Indemnification Procedures	13
6.3	Cooperation of the Parties	13
6.4	Termination of Indemnification Obligations	13

Article VII Miscellaneous Provisions		14
7.1	Governing Law, Jurisdiction and Venue	14
7.2	Assignment; Binding Upon Successors and Assigns	14
7.3	Severability	14
7.4	Counterparts	14
7.5	Amendment and Waivers	14
7.6	Attorneys’ Fees	14
7.7	Notices	15
7.8	Construction of Agreement	16
7.9	Further Assurances	16
7.10	Expenses	16
7.11	Entire Agreement	16

i

List of Exhibits

Exhibit A	List of Acquired Assets
Exhibit B	List of Excluded Assets
Exhibit C	Allocation of Purchase Price
Exhibit D	Form of Bill of Sale
Exhibit E	Employment Agreements

ii

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into effective as of February 12, 2022 (the “Effective Date”), by and among BizSecure, Inc., a Delaware corporation (“Seller”); Alfonso Arana, an individual (“Arana Sr.”); Alfonso Rodriguez-Arana, an individual (“Arana Jr.”); Clement Danish, an individual (“Danish”, and together with Arana Sr. and Arana Jr., the “Stockholders”); and HUMBL, Inc., a Delaware corporation (“Buyer”). Seller, Stockholders and Buyer are sometimes referred to collectively herein as the “Parties,” and individually as a “Party.”

A. Seller operates a platform that issues and verifies digital credentials commonly referred to as Self-Sovereign Identity (the “Business”).

B. On the terms and subject to the conditions set forth in this Agreement, Buyer desires to acquire from Seller, and Seller is willing to sell to Buyer, substantially all of the assets utilized in and required for the operation of the Business.

C. As an incentive and inducement to Buyer to acquire the assets of the Business, and as a condition thereto, Seller and Stockholders are willing to make various covenants and agreements with Buyer, as set forth below.

D. The Parties desire to enter into this Agreement in order to set forth and establish their rights and obligations with respect to the transactions contemplated hereby.

NOW, THEREFORE, intending to be legally bound, and in consideration of the above-recited premises and the mutual promises, covenants and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

Purchase and Sale of Assets

Purchase and Sale of Acquired Assets.

ARTICLE 1. Subject to the terms and conditions of this Agreement, at the Closing (as defined below), Seller shall sell, convey, transfer, assign and deliver to Buyer, and Buyer shall purchase, acquire and accept from Seller, all of the tangible and intangible assets used in the operation of the Business as listed in Exhibit A attached hereto, but excluding those items referenced in Section 1.2 below (the “Acquired Assets”).

Assets Being Retained by Seller.

ARTICLE 2. Notwithstanding any provision to the contrary contained in this Agreement, the Acquired Assets will not include, and Seller will retain all rights and interests in, and all obligations with respect to, those items referenced in Exhibit B attached hereto (the “Excluded Assets”).

1

Assumption of Liabilities.

ARTICLE 3. Buyer will not assume any of the obligations, liabilities or indebtedness of Seller, Stockholders or the Business of any nature whatsoever, whether or not reflected on any financial statements or records of Seller, Stockholders or the Business, except as otherwise specifically provided in this Agreement. Any product liability, quality or other claims relating to products of the Business, if any, sold prior to the Closing or services of the Business performed prior to the Closing shall be the responsibility of Seller, and Seller and Stockholders jointly and severally agree to indemnify and hold harmless Buyer with respect to any such claims.

Consideration Payable by Buyer

Purchase Price.

ARTICLE 4. The consideration payable by Buyer for the Acquired Assets and for the other covenants and agreements of Seller hereunder (the “Purchase Price”) will be the sum of $6,800,000.00, payable and as may be adjusted in the manner set forth in Section 2.2 below.

Payment of Purchase Price.

ARTICLE 5. Buyer will pay the Purchase Price by delivery to Seller of 13,200,000 shares of common stock of Buyer, par value $0.00001 (the “Shares”), and 26,800,000 restricted stock units (the “RSUs”). The Shares will be fully vested on the Closing Date (as defined below). The RSUs will vest as set forth in Section 2.3 below.

RSU Vesting.

20,1000,000 of the RSUs will vest in eight equal quarterly installments on the last day of each quarter over the next two years, beginning with the quarter commencing on April 1, 2022, based on the continued employment with Buyer of Arana Jr. 6,700,000 of the RSUs will vest in eight equal quarterly installments on the last day of each quarter over the next two years, beginning with the quarter commencing on April 1, 2022, based on the continued employment with Buyer of Danish. In the event Arana Jr. or Danish’s employment is terminated without Cause (as defined in their employment agreements) or resigns with Good Reason (as defined in their employment agreements), the remaining unvested RSUs associated with such individual shall automatically vest. In the event Buyer terminates Arana Jr. or Danish with Cause or Arana Jr. or Danish resigns without Good Reason, the remaining unvested RSUs associated with such individual shall automatically be cancelled.

Registration.

Buyer agrees to include the Shares on a Form S-1 registration statement filed within ninety (90) days of the effectiveness of Buyer’s Form S-1 registration statement currently pending before the SEC.

Allocation of Purchase Price.

ARTICLE 6. Buyer and Seller have allocated the Purchase Price among the Assets after taking into account the applicable Treasury Regulations and the fair market value of such items. Buyer shall prepare for filing all of the tax returns, information returns and statements (“Returns”) that may be required with respect to the transaction provided for herein pursuant to Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”), any Treasury Regulations promulgated thereunder, any other similar provision of the Code and any other similar, applicable foreign, state or local tax law or regulation. Seller shall provide information that may be required by Buyer for the purpose of preparing such Returns, execute and file such Returns as requested by Buyer and file all other returns and tax information on a basis that is consistent with such Returns prepared by Buyer.

2

The Closing

Closing.

ARTICLE 7. Subject to the provisions hereof, the purchase and sale of the Acquired Assets and the other transactions contemplated by this Agreement will be consummated on the date hereof (the “Closing”) contemporaneously with the Parties’ execution of this Agreement. The date on which the Closing actually occurs is hereinafter called the “Closing Date.”

Seller’s Obligations at Closing.

ARTICLE 8. At the Closing, Seller and Stockholders will take the actions and deliver the documents and instruments referenced below:

Bill of Sale.

Seller will deliver to Buyer an executed Assignment and Bill of Sale in the form attached hereto as Exhibit C (the “Bill of Sale”), conveying to Buyer good, legal and marketable title in and to the Acquired Assets, and all rights, title and interests of Seller with respect thereto, free and clear of all liens, claims, charges and encumbrances.

Possession of Acquired Assets.

Simultaneously with delivery of the Bill of Sale, Seller and Stockholders will take such reasonable steps as may be necessary to put Buyer in possession and operating control of the Acquired Assets and the Business, including delivering all title certificates, keys, and other documents as may be reasonably necessary or required by Buyer to put Buyer in possession of the Acquired Assets.

Employment Agreements.

Seller will cause Arana Jr. and Danish to execute and deliver to Buyer employment agreements in the form attached hereto as Exhibit D.

BLOCKS Tokens.

Seller will return all BLOCKS tokens held by Seller to the BLOCKS treasury.

Other Items.

Seller and Stockholders will execute and deliver to Buyer all other documents and instruments required or contemplated by this Agreement, or reasonably requested by Buyer, to enable Buyer to fully utilize the Acquired Assets and carry on the Business, including such documents as may be required to assign and transfer to Buyer all rights to all names utilized in the Business, or to vest in Buyer all rights and interests in and to the Acquired Assets, free and clear of all liens, claims, charges and encumbrances. All of such documents and instruments shall be in form and substance reasonably approved by Seller and Buyer and their respective legal counsel. Seller and Stockholders will also deliver to Buyer at or prior to the Closing any information required for Buyer to complete any tax reporting documents relating to the transactions contemplated herein.

Buyer’s Obligations at Closing.

ARTICLE 9. At the Closing, Buyer shall deliver to Seller the following:

Bill of Sale.

Buyer will deliver to Seller an executed copy of the Bill of Sale.

Share and RSU Issuance.

Upon consummation of this Agreement, Buyer will issue the Shares and the RSUs.

3

Employment Matters.

ARTICLE 10. Seller shall be responsible for all liabilities for employee or independent contractor compensation and benefits accrued or otherwise arising out of services rendered to Seller by Seller’s employees, managers and independent contractors prior to and (if applicable) after Closing (including without limitation all health insurance or other insurance/benefit premiums and contributions to retirement plans) or arising by reason of actual, constructive or deemed termination of their service relationship with Seller at Closing. No provision of this Section 3.4 shall create any third-party beneficiary or other rights in any employee of Seller or former employee of Seller in respect of continued or resumed employment in the Business, or with Buyer, and no provision of this Section 3.4 shall create any rights in any such persons in respect of any benefits that may be provided under any plan or arrangement which may be established by Buyer. Nothing herein shall cause or be deemed to cause Seller to be responsible for any employee or independent contractor compensation, benefits, or any other liabilities accruing or otherwise arising out of services rendered to for the benefit of Buyer after Closing.

Covenants and Obligations of the Parties

Covenants of Seller and Stockholders.

Covenant Not to Compete.

As a condition and inducement to Buyer’s execution of, and performance of its obligations under, this Agreement, and for the consideration provided herein, each of Seller and Stockholders agrees that it or he, as the case may be, will not directly or indirectly compete with the Business for a period of three (3) years from the Closing Date (the “Restrictive Period”). The phrase “directly or indirectly compete” shall include: (i) other than pursuant to and in accordance with a separate written agreement between the Stockholder and Buyer concerning the Stockholder’s provision of services to or for the Business, and except as otherwise provided herein, owning, managing, operating, controlling or participating in the ownership, management, operation or control of, or being connected with or having any interest in, as an owner, director, officer, employee, contractor, agent, advisor, sole proprietor or otherwise in any business offering any products for sale sold by Seller during the two (2) year period prior to Closing, or otherwise competitive with the Business, anywhere in the United States; and (ii) interfering in any way with the relationships Buyer or its successor may have with any employees, suppliers, clients, or customers of the Business. If any of the provisions of this Section 4.1.1 is held to be unenforceable, the remaining provisions shall nevertheless remain enforceable, and the court making such determination shall modify, among other things, the scope, duration or geographic area of this covenant to preserve the enforceability hereof to the maximum extent then permitted by law. The enforceability of this covenant is subject to the injunctive and other equitable powers of a court of competent jurisdiction. Notwithstanding the foregoing, the passive ownership of less than five (5%) percent of the outstanding stock or equity of any publicly-traded corporation or other entity shall not be deemed, solely by reason thereof, a violation of this Agreement. Each of Seller and Stockholders represents and warrants that no other individual or entity (other than those listed on Schedule 4.1.1 attached hereto) has been employed or relied upon by Seller to materially handle customer and client relations, or, to Seller and Stockholders Knowledge (as defined in Section 5.1), has had access to the confidential information of the Business or been given its customer and client lists. Notwithstanding anything to the contrary, this Section 4.1.1 shall not prohibit Seller or Shareholders from owning or engaging in the business known as Great Foods 2 Go, which includes utilizing a program known as 1Delivery block chain technology and cryptocurrency, or engaging in the continued operations of Blank Slate Solution LLC, so long as any of the foregoing operations of either entity do not conflict with Arana Jr.’s and Danish’s obligations as employees of Buyer and are not competitive with Buyer’s Blockchain Services division.

4

Covenant Not to Solicit.

During the Restrictive Period, each of Seller and Stockholders agrees that he or it, as the case may be, will not (i) solicit the business of any of the individuals or entities who are or have been customers or clients of the Business during the Restrictive Period or the twelve (12) month period prior to the Closing; (ii) request, induce or attempt to influence, directly or indirectly, any employee of Buyer or the Business or any affiliate of Buyer to leave the employ of Buyer or such affiliate, or in any way intentionally interfere in any material respect with the relationship between Buyer or any such affiliate and any employee thereof; or (iii) employ any person who as of the date of this Agreement is, or after such date is or was within the preceding one-year period, an employee of Buyer or any affiliate of Buyer engaged in the Business.

Confidentiality.

From and after the Closing Date, each of Seller and Stockholders will hold in strict confidence and will not divulge, communicate or use in any way, any business plans or strategies, customer or client lists, financial data, know-how, trade secrets or other information included within the Acquired Assets or related to the Business (“Confidential Information”); provided, however, that the foregoing provisions of this sentence shall not include any information that (i) is or becomes generally available to, or known by, the public, other than as a result of disclosure in violation hereof, (ii) is or becomes available to Seller or Stockholders on a non-confidential basis from a source other than Buyer, or (iii) has been or is subsequently independently conceived or developed by Seller or a Stockholder without use of or reference to any of such Confidential Information. Furthermore, neither Seller nor any Stockholder shall be prohibited from disclosing Confidential Information if requested or required pursuant to any legal action, court order, interrogatory, subpoena, civil investigative demand, or similar process. Seller and Stockholders agree to notify the Buyer of any such request in order to allow Buyer to seek, at its sole cost and expense, an appropriate protective order; provided, however, that even if Buyer is seeking a protective order, Seller and Stockholders may disclose such Confidential Information if, on the advice of counsel, Seller or Stockholders determine that they are legally required to disclose the Confidential Information to the requesting authority.

Discontinue Use of Business Name and Information.

From and after the Closing, Seller will discontinue all use of the items included in the Acquired Assets, and (except as provided herein) will discontinue use of all tradenames, and other proprietary or business information transferred to Seller hereunder. Promptly following the Closing, Seller will change its corporate name and take any other actions Buyer deems to be reasonably necessary to allow Buyer the exclusive right to and use of such names (or a similar name as determined by Buyer in its sole discretion) and shall execute any documents Buyer deems necessary to allow Buyer to use such names. Notwithstanding the foregoing, for a period of one (1) year following the Closing, Seller may use the BizSecure name (and/or any other tradename used by Seller during the period prior to Closing), solely in connection with its post-Closing affairs including with respect to the handling of any retained liabilities and Excluded Assets, or defending and prosecuting claims (if any), in each case solely to the extent such use is reasonably necessary.

5

Announcements.

Seller and Stockholders agree that they will reasonably cooperate in the preparation and dissemination of any announcements to customers and clients of the Business as Buyer may determine to be appropriate, regarding the change in ownership and management of the Business, to facilitate a smooth transition. All such announcements will be subject to the reasonable prior approval of each party to this Agreement.

Injunctive Relief.

The enforceability of this Section 4.1 is subject to the injunctive and other equitable powers of a court of competent jurisdiction.

Covenants of Parties Regarding Brokers; Legal Expenses.

ARTICLE 11. Each Party represents and acknowledges to the others that it is not obligated to pay any fee or commission to any broker, finder or intermediary in connection with the transactions contemplated by this Agreement. Buyer agrees to pay $30,000 to Seller for legal fees incurred in connection with this transaction.

Additional BLOCKS Grants.

ARTICLE 12. During the Restrictive Period, neither Seller nor Stockholders shall seek any additional BLOCKS tokens grants without the prior written consent of Buyer.

Representations and Warranties

Representations and Warranties of Seller.

ARTICLE 13. Seller and each Stockholder hereby jointly and severally represents and warrants to Buyer that, as of the Closing, each of the following statements is true and correct. As used herein, “Knowledge” as it pertains to Seller means the actual personal knowledge (and not imputed, implied, or constructive knowledge) of Arana Jr. and Danish, and as it pertains to each Stockholder means the actual personal knowledge (and not imputed, implied, or constructive knowledge) of such Stockholder.

Authorization and Validity; Consents.

Seller is duly organized and in good standing under the laws of the State of Delaware, has the full power and authority to enter into and perform its obligations under this Agreement, and has obtained the necessary approval. Seller and Stockholders have full legal capacity and authority to enter into and perform their obligations under this Agreement. Seller and each Stockholder is duly authorized to enter into all other agreements and instruments contemplated hereby to which such Party is or is intended to be a party.

This Agreement has been duly and validly executed and delivered by Seller and Stockholders and constitutes a valid and binding obligation of Seller and Stockholders, enforceable against them in accordance with its terms.

To its Knowledge, Seller is duly licensed to conduct the Business.

6

Neither the execution nor delivery of this Agreement including all Schedules and Exhibits hereto, nor the performance by Seller of the transactions contemplated hereby and thereby, conflicts with, or constitutes a material breach of or a default under (i) the Certificate of Incorporation or Bylaws of Seller; (ii) any applicable law, rule, judgment, order, writ, injunction, or decree of any court, currently in effect; (iii) any applicable rule or regulation of any administrative agency or other governmental authority currently in effect; or (iv) any agreement, indenture, contract or instrument to which Seller is a party or by which any of Seller’s assets are bound.

No authorization, consent, approval, license, exemption by, filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, is or will be necessary in connection with the execution, delivery and performance of this Agreement by Seller

Representations Regarding Acquired Assets.

Except as otherwise specifically provided herein, the Acquired Assets include all of the assets required for, or utilized by Seller in, the operation of the Business as such Business is conducted as of the Closing. Except as otherwise specifically provided herein, the Acquired Assets are in good working order and repair and usable in the ordinary course of the Business as such Business is conducted as of the Closing, except as otherwise indicated in Schedule 5.1.2. Seller is the sole owner of the Acquired Assets. At the Closing, Seller will transfer good and marketable title to the Acquired Assets to Buyer, free and clear of all liens, claims and encumbrances. The Acquired Assets are freely transferable by Seller and are not subject to any right of first refusal, right of purchase, or any other right in favor of a third party.

Contracts Related to Business;

Third Party Consents. Seller is not a party to any written or verbal contracts or agreements relating to the operation of the Business, except as referenced in Schedule 5.1.3. Seller does not have any written contract with any suppliers or customers, except as have been delivered to Buyer and are listed on Schedule 5.1.3. Transfer of the Acquired Assets does not require any consent or agreement by any third party, except as set forth on Schedule 5.1.3.

Products Offered By Business.

Seller has provided Buyer with a listing of all products offered through the Business as of Closing. Seller and Stockholders have not been advised of any changes in such products, or the terms or prices on which any products sold by the Business are acquired, and are unaware of any conditions which would impair Buyer’s ability to continue to provide its products in accordance with such arrangements and at such prices and terms.

Accuracy of Information Provided; Disclosure.

The financial and business data provided to Buyer by Seller and Stockholders are materially complete and accurate. The financial information provided by Seller, including unaudited financial statements for the period ended December 31, 2021, accurately and materially reflects the financial position of Seller as of such date and for the period then ended. Seller and Stockholders have provided Buyer with all of the information that Buyer has requested for the purpose of conducting its due diligence review of the Acquired Assets and the Business. Notwithstanding the above, Seller and Stockholders make no representation or warranty concerning the BLOCKS tokens, including the impact of the BLOCKS tokens on the financial condition or liability of the Seller.

7

Taxes.

Seller has paid all taxes and filed all tax returns required with respect to the Business for all periods as of the Effective Date.

Absence of Certain Changes or Events.

Except as disclosed to Buyer in writing, Seller and Stockholders are not aware of any current or anticipated facts, conditions or events (including, without limitation, facts regarding product availability or quality, or relationships with customers and vendors) that would be likely to have a material adverse effect on the Business. There have been no material adverse changes in the Business or the Acquired Assets since December 31, 2021 (the date of the financial information provided by Seller to Buyer). Since December 31, 2021, the Business has not been conducted outside the ordinary course.

Buyer Ability to Continue Business.

Except as otherwise set forth in this Agreement, the Exhibits, and the Schedules, Seller and Stockholders are not aware of any conditions or events which would prohibit Buyer from continuing to operate the Business as presently conducted from and after the Closing, for the foreseeable future; provided, however, that nothing herein shall constitute or be deemed a representation or warranty regarding the effect or potential effect of (a) changes or developments generally affecting the industries in which the Business operates, or the economy or the financial or securities markets, in the United States or globally, (b) the outbreak or escalation of hostilities or any acts of war, sabotage or terrorism in the United States or any other country or region in the world, or (c) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters or calamities, weather conditions, pandemics or epidemics, and other force majeure events in the United States or any other country or region in the world.

Compliance with Law.

Seller is in compliance in all material respects with all laws, regulations and orders applicable to the Business. Seller has not received any notification that it is in violation of such laws, regulations or orders and no such violation exists.

Litigation.

There is no legal, administrative, arbitration or other proceeding, claim or action of any nature or investigation pending or, to the Knowledge of Seller and Stockholders, threatened against or involving Seller, Stockholders or the Acquired Assets or which questions or challenges the validity of this Agreement or any action taken or to be taken by Seller or Stockholders pursuant to this Agreement or in connection with the transactions contemplated hereby; and neither Seller nor Stockholders has Knowledge of any valid basis for any such legal, administrative, arbitration or other proceeding, claim, or action of any nature or investigation.

Permits.

Except as otherwise expressly provided in this Agreement and its Exhibits and Schedules, no Permits (as defined below) are required to use and/or maintain any of the Acquired Assets or to conduct the Business and operations as presently conducted. For purposes of this Agreement, “Permits” shall mean any and all permits, rights, approvals, licenses, authorizations, accreditations, legal status, or orders under any legal requirement or otherwise granted by any governmental authority.

No Undisclosed Liabilities.

There are no liabilities of Seller or the Business that affect the Acquired Assets, whether accrued, contingent, absolute, determined, determinable or otherwise, and to Seller’s and Stockholders’ Knowledge there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability.

8

Relationships.

To Seller’s and Stockholders’ Knowledge, none of Seller’s suppliers, customers, clients, employees, independent contractors or sales representatives have any intention to terminate or modify in a manner adverse to Company any of such relationships. To Seller’s and Stockholders’ Knowledge, no material adverse change in relations with suppliers, customers, clients, employees, independent contractors or sales representatives shall occur as a result of the announcement or consummation of the transactions contemplated by this Agreement.

Clients.

Except as has been disclosed to Buyer in writing, no material customer or client of Seller has ceased or materially reduced the services it purchases from Seller since December 31, 2021, and to Seller’s and Stockholders’ Knowledge, no customer or client has threatened to cease or materially reduce such services after the date hereof. Except as has been disclosed to Buyer in writing, to Seller’s and Stockholders’ Knowledge, no such customer or client is threatened with bankruptcy or insolvency.

Employees.

Except as has been disclosed to Buyer in writing, the employment of all employees of Seller are terminable at will. To Seller’s Knowledge, no employee or independent contractor of Seller has any plan to terminate his, her or its employment or relationship with Seller. Except as has been disclosed to Buyer in writing: (a) Seller is not bound by any collective bargaining agreement or other labor union contract covering any of its employees, and there exists no organizational effort presently being made or threatened by or on behalf of any labor union with respect to the employees, and no such efforts have been made within the past three (3) years; (ii) Seller has not and is not engaged in any unfair labor practice or other unlawful employment practice, and there are no charges of any unfair labor practice or other unlawful employment practice pending against Seller before the National Labor Relations Board, the Equal Opportunity Commission, the Occupational Safety and Health Review Commission, the Department of Labor or any other Governmental Authority; and (iii) Seller has not experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes or other labor disputes or controversies and, to Seller’s and Stockholders’ Knowledge, none of the foregoing are threatened. Except as disclosed in writing to Buyer, there are no outstanding amounts owed to employees or independent contractors of Seller other than salaries and compensation in the ordinary course of its Business.

Contracts.

Schedule 5.1.16 lists all material contracts to which Seller is a party or by which Seller, the Business, or any of the Acquired Assets is bound as of the Closing Date, including any oral contract or contract that is not in writing, true and correct copies of which have been provided to Buyer prior to the Closing Date (the “Contracts”). Seller has performed all of the material obligations required to be performed by it and is entitled to all benefits under, and Seller has not received notice of any allegation that Seller is in default in respect of any Contract. Each of the Contracts is valid and binding and in full force and effect, and there exists no default or event of default or event, occurrence, condition or act, with respect to Seller, or to Seller’s Knowledge, with respect to the other contracting party, which, with the giving of notice, the lapse of the time or the happening of any other event or condition, would become a default or event of default under any Contract. Seller has not received written or oral notice of cancellation, modification or termination of any Contract. To Seller’s Knowledge, none of the parties to any Contract intends to terminate or alter the provisions thereof by reason of the Buyer’s acquisition of the Acquired Assets. Seller has not waived any right under any Contract, amended or extended any Contract or failed to renew (or received notice of termination or failure to renew with respect to) any Contract.

9

Books and Records.

All books of account and other financial books and records of Seller directly relating to the Business (the “Books and Records”) are true, correct and complete and have been made available to Buyer. All of the Books and Records have been prepared and maintained in material compliance with all applicable laws. There are no material inaccuracies or discrepancies contained or reflected in the Books and Records. The Books and Records fairly and accurately reflect the current financial position of the Business, are not misleading, and are free from all material errors. Notwithstanding the above, Seller and Stockholders make no representation or warranty concerning the BLOCKS tokens, including the impact of the BLOCKS tokens on the financial condition or liability of the Seller.

Affiliate Transactions.

Except as has been disclosed to Buyer in Schedule 5.1.18, no affiliate of Seller nor any stockholder, officer, director, partner, manager, member, or employee of any thereof, is as of the Closing Date a party to any transaction with Seller, including any contract or arrangement providing for the furnishing of services to or by, providing for rental of real property, tangible personal property or intellectual property to or from, or otherwise requiring payments to or from Seller, or any affiliate thereof.

Privacy.

Neither Seller nor any Stockholder has any Knowledge of any breach by Seller or any of its affiliates of any duty under any applicable law related to the disclosure or security of personal information provided by any client to Seller. Seller is, and has always been, in material compliance with each of Seller’s privacy policies and any applicable laws relating to the collection, receipt, use, or storage of the information of its clients or customers. Seller has commercially reasonable security measures in place to protect the client or customer information Seller receives through any Seller websites or otherwise or which it stores in its computer systems from illegal use by third parties or use by third parties in a manner violating the privacy rights of consumers or customers. The execution, delivery, and performance by Seller of this Agreement will comply with all applicable laws relating to privacy and with Seller’s privacy policies. Seller has not received any written complaint regarding Seller’s collection, use, or disclosure of personally identifiable information.

BLOCKS Tokens.

Neither Seller nor Stockholder has transferred or otherwise disposed of any BLOCKS tokens from the date of execution of the Term Sheet between the Parties and the Effective Date.

No Other Representations or Warranties.

Except for the representations and warranties set forth in this Article V (the “Express Warranties”), Buyer acknowledges and agrees that neither Seller or Stockholders has made or is making any other representation or warranty, written or oral, statutory, express or implied, at common law, by statute, or otherwise, whatsoever. Other than as set forth in this Article V, Seller and Stockholders each hereby disclaim and renounce any and all representations and warranties other than the Express Warranties.

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Representations and Warranties of Buyer.

ARTICLE 14. Buyer hereby represents and warrants to Seller that each of the following representations, warranties and statements is true and correct:

Organization.

Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware; Buyer has full power and authority to carry on its business as it is now being conducted and to own, lease or operate its properties and assets.

Authorization, Etc.

Buyer has full power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. Buyer has taken all action required by law, its Certificate of Incorporation, its Bylaws or otherwise to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby. This Agreement is a valid and binding obligation of Buyer enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights, as well as general principles of equity.

No Violation.

Neither the execution and delivery of this Agreement nor its performance and the consummation of the transactions contemplated hereby will (a) violate any provision of the Certificate of Incorporation or Bylaws of Buyer; (b) violate or be in conflict with, or constitute a default (or an event which, with or without due notice or lapse of time, or both, would constitute a default) under, or result in the modification or termination of, or cause or permit the acceleration of the maturity of any debt, obligation, contract or commitment or other agreement to which Buyer is a party or by which it may be bound; (c) result in the creation or imposition of any mortgage, pledge, lien, security interest, encumbrance, restriction, charge or limitation of any kind, upon Buyer; or (d) violate any statute or law or any judgment, decree, order, regulation or rule of any court or governmental authority.

Consents and Approvals of Government Authorities.

No consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority is required in connection with the execution, delivery and performance of this Agreement by Buyer or the consummation of the transactions contemplated thereby, except where such action has been taken prior to the Closing.

5.2.5. Litigation. There is no legal, administrative, arbitration or other proceeding, claim or action of any nature or investigation pending or, to the knowledge of Buyer, threatened against or involving Buyer or which questions or challenges the validity of this Agreement or any action taken or to be taken by Buyer pursuant to this Agreement or in connection with the transactions contemplated hereby; and Buyer has no knowledge of any valid basis for any such legal, administrative, arbitration or other proceeding, claim, or action of any nature or investigation.

5.2.6 Compliance. Buyer is in compliance in all material respects with all requirements of federal and state securities laws as they pertain to the issuance of the Shares and award of the RSUs pursuant to this Agreement. Without limitation, all filings required to be made under applicable securities laws with regard to the issuance of the Shares and award of the RSUs have been made or shall be made in a timely manner as required under applicable securities laws and the rules and regulations thereunder.

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Indemnification

Indemnification.

ARTICLE 15.

Indemnification by Buyer. Subject to the limitations and other provisions of this Agreement, Buyer agrees to defend, indemnify and hold harmless Seller and Stockholders (the “Seller Indemnified Parties”), from and against each claim, loss, liability, cost and expense (including without limitation, interest, penalties, costs of preparation and investigation, and the reasonable fees, disbursements and expenses of attorneys, accountants and other professional advisors) (collectively “Losses”), directly or indirectly relating to, resulting from or arising out of any untrue representation, misrepresentation, breach of warranty or non-fulfillment of any covenant, agreement or other obligation by or of Buyer pursuant to this Agreement or any other transaction document related hereto.

Indemnification by Seller. Subject to the limitations and other provisions of this Agreement, Seller and Stockholders agree to defend, indemnify and hold harmless Buyer (the “Buyer Indemnified Parties”), from and against all Losses, directly or indirectly relating to, resulting from or arising out of any untrue representation, misrepresentation, breach of warranty or non-fulfillment of any covenant, agreement or other obligation by or of Seller and Stockholders pursuant to this Agreement or any other transaction document related hereto.

Limitations on Indemnity.

6.1.3.1 Except in the case of fraud as found by a final order of a court of competent jurisdiction, the Indemnifying Party (as defined below) shall not have any obligation to indemnify the Indemnified Parties pursuant to this Article VI until the aggregate dollar amount of all Losses that would otherwise be indemnifiable pursuant to this Article VI exceeds $250,000 (the “Deductible”), after which and subject to the other limitations set forth in this Agreement, the Indemnified Parties shall be entitled only to recover in excess of the Deductible.

6.1.3.2 Except in the case of fraud as found by a final order of a court of competent jurisdiction, Seller and Stockholders shall not have any obligation to indemnify the Buyer Indemnified Parties pursuant to this Article VI in an amount in excess of the Purchase Price.

6.1.3.3 Except in the case of fraud as found by a final order of a court of competent jurisdiction, Buyer shall not have any obligation to indemnify the Seller Indemnified Parties in excess of an amount equal to twenty percent (20%) multiplied by the value of the Shares on the issuance date plus twenty percent (20%) multiplied by the value of all vested RSUs on the applicable vesting date.

6.1.3.4 Any claim by the Buyer for indemnity pursuant to this Article VI shall first be satisfied by cancelling the Seller’s RSUs in an amount equal to the indemnity claim. In the event that the Seller has insufficient RSUs to cover the indemnity obligation, Buyer’s claim for indemnity shall next be satisfied by the redemption of the Shares, including any RSUs of Seller that have vested into shares of Buyer.

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Indemnification Procedures.

ARTICLE 16. Each Party obligated to indemnify the other Party under this Agreement is referred to as an “Indemnifying Party” and each Party entitled to indemnity under this Agreement is referred to herein as an “Indemnified Party”). An Indemnified Party shall promptly notify an Indemnifying Party of any claim, demand, action or proceeding for which indemnification will be sought under Section 6.1 above and, if such claim, demand, action or proceeding is a third-party claim, demand, action or proceeding, the Indemnifying Party will have the right at its expense to assume the defense thereof using counsel reasonably acceptable to the Indemnified Party. The Indemnified Party shall have the right to participate, at its own expense, with respect to any such third-party claim, demand, action or proceeding. In connection with any such third-party claim, demand, action or proceeding, the Indemnifying Party and Indemnified Party shall cooperate with each other and provide each other with access to relevant books and records in their possession. No such third-party claim, demand, action or proceeding shall be settled without the prior written consent of the Indemnified Party. If a firm written offer is made to settle any such third-party claim, demand, action or proceeding and the Indemnifying Party proposes to accept such settlement and Indemnified Party refuses to consent to such settlement, then: (a) the Indemnifying Party shall be excused from, and the Indemnified Party shall be solely responsible for, all further defense of such third-party claim, demand, action or proceeding; and (b) the maximum liability of the Indemnifying Party relating to such third-party claim, demand, action or proceeding shall be the amount of the proposed settlement if the amount thereafter recovered from the Indemnified Party on such third-party claim, demand, action or proceeding is greater than the amount of the proposed settlement. Whether or not an Indemnifying Party shall have assumed the defense of any such third-party claim, action, demand or proceeding, no Indemnified Party shall admit any liability with respect to, or settle, compromise or discharge, any such claim, demand, action or proceeding without the Indemnifying Party’s prior written consent, which shall not be unreasonably withheld. If Buyer is entitled to indemnification as provided herein, Buyer shall be entitled to deduct and offset any Losses incurred by Buyer against any payments owing to Seller pursuant to Section 2.2 above.

Cooperation of the Parties.

ARTICLE 17. The Parties shall cooperate with each other in the resolution of any claim or liability with respect to which an Indemnifying Party is obligated to indemnify any Indemnified Party hereunder, including by making commercially reasonable efforts to mitigate or resolve any such claim or liability. In the event that an Indemnified Party shall fail to make such commercially reasonable efforts to mitigate or resolve any claim or liability, then notwithstanding anything else to the contrary herein, the Indemnifying Party shall not be required to indemnify any person for any losses that could reasonably be expected to have been avoided if the Indemnified Party had made such efforts.

Termination of Indemnification Obligations.

ARTICLE 18. The indemnification obligations set forth in this Article VI shall terminate on the date which is three (3) years following the Closing; provided that such obligations shall not terminate as to any item as to which the Indemnified Party shall have, before the expiration of such three (3) year period, previously made a claim by delivering a notice of such claim (stating in reasonable detail the basis of such claim) to the Indemnifying Party. All of the representations and warranties of the parties contained in this Agreement shall survive the Closing for a period of three (3) years.

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Miscellaneous Provisions

Governing Law, Jurisdiction and Venue.

ARTICLE 19. The internal laws of the State of Delaware will govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the Parties hereto. In the event of any claim or dispute arising hereunder, the Parties consent to the exclusive jurisdiction and venue of the court of San Diego, California.

Assignment; Binding Upon Successors and Assigns.

ARTICLE 20. No Party hereto may assign any of its rights or obligations hereunder without the prior written consent of the other Parties hereto; provided, however, that Buyer may assign its rights and obligations hereunder to any affiliate or subsidiary without the need to obtain Seller’s consent to such assignment. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Severability.

ARTICLE 21. If any provision of this Agreement, or the application thereof, will for any reason and to any extent be invalid or unenforceable, the remainder of this Agreement will remain in full force and effect and the application of such provisions to other persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties hereto. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

Counterparts.

ARTICLE 22. This Agreement may be executed by email, facsimile, and other electronic means, in any number of counterparts, each of which will be an original as regards any Party whose signature appears thereon and all of which together will constitute one and the same instrument. This Agreement will become binding when one or more counterparts hereof, individually or taken together, will bear the signatures of each of the Parties reflected hereon as signatories.

Amendment and Waivers.

ARTICLE 23. Any term or provision of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by the Party or Parties to be bound thereby. The waiver by a Party of any breach hereof or default in the performance hereof will not be deemed to constitute a waiver of any other default or any succeeding breach or default.

Attorneys’ Fees.

ARTICLE 24. Should suit be brought to enforce or interpret any part of this Agreement or any other Agreement referenced herein, the prevailing Party will be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys’ fees to be fixed by the court (including without limitation, costs, expenses and fees on any appeal).

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Notices.

ARTICLE 25. Any notice or other communications pursuant to this Agreement will be in writing and will be deemed given if delivered personally, telecopied, sent by nationally-recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the Parties at the following addresses (or at such other address for a Party as will be specified by like notice):

If to Seller:

BizSecure Inc.

Attn: Alfonso Rodriguez-Arana

270 E. Douglas Ave., #35

El Cajon, CA 92020

With a copy to (which shall not constitute notice):

Ferguson Case Orr Paterson LLP

Attn: Michael A. Velthoen, Esq.

1150 South Kimball Road

Ventura, CA 93004

If to Stockholders:

270 E. Douglas Ave., #35

El Cajon, CA 92020

With a copy to (which shall not constitute notice):

Ferguson Case Orr Paterson LLP

Attn: Michael A. Velthoen, Esq.

1150 South Kimball Road

Ventura, CA 93004

If to Buyer:

HUMBL, Inc.

Attn: Brian M. Foote

600 B. Street

San Diego, California 92101

With a copy to (which shall not constitute notice):

Hansen Black Anderson Ashcraft PLLC

Attn: Brian Innes

3051 West Maple Loop Drive, Suite 325

Lehi, Utah 84043

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All such notices and other communications will be deemed to have been received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of a telecopy, when the Party receiving such copy will have confirmed receipt of the communication, (c) in the case of delivery by nationally-recognized courier, on the business day following dispatch by overnight courier service (on the third business day following dispatch in the case of international deliveries), and (d) in the case of mailing, on the third business day following such mailing.

Construction of Agreement.

ARTICLE 26. This Agreement has been negotiated by the respective Parties hereto and their attorneys and the language hereof will not be construed for or against either Party. A reference to a Section or an Exhibit will mean a Section in, or Exhibit to, this Agreement unless otherwise explicitly set forth. The titles and headings herein are for reference purposes only and will not in any manner limit the construction of this Agreement which will be considered as a whole.

Further Assurances.

ARTICLE 27. Each Party agrees to cooperate fully with each other Party and to execute such further instruments, documents and agreements and to give such further written assurances as may be reasonably requested by such other Party to evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

Expenses.

ARTICLE 28. Each Party shall bear its own expenses incurred in the preparation of this Agreement and all agreements and transactions contemplated hereby.

Entire Agreement.

ARTICLE 29. This Agreement and the Exhibits hereto constitute the entire understanding and agreement of the Parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date.

SELLER:	BUYER:

BIZSECURE INC.	HUMBL, INC.

By:	By:
Alfonso Rodriguez-Arana, CEO	Brian Foote, President and CEO

STOCKHOLDERS:

Alfonso Arana

Alfonso Rodriguez-Arana

Clement Danish

[Signature Page to Asset Purchase Agreement]

EXHIBIT A

LIST OF ASSETS TO BE ACQUIRED BY BUYER

The Acquired Assets to be transferred by Seller to Buyer at the Closing are to include the following assets used in the operation of the Business:

All trade names, trademarks and logos used in or associated with the Business, including the names “BizSecure” and all intellectual property rights with respect thereto.

The Self Sovereign Identity Wallet including all aspects of the BizSecure digital wallet. This SSI platform was built on open standards with some components being open source to ensure adoption and compliance with local and federal government authorities.

The front end, backend, and all digital files to include Figma and White Papers.

All technology, specification sheets, product design information, code, algorithms, website design and other intellectual property and intangibles relating to the Business.

All books and records relating to the Business, except for Seller’s organizational documents.

All customer and client lists, records and databases relating to the Business, and all vendor and supplier lists, records and databases, including the terms on which business has been conducted with such customers, vendors and suppliers.

All goodwill associated with the Business.

All rights to any websites relating to the Business.

All Contracts between Seller and any of its customers or clients necessary or related to the operation of the Business. Seller will make reasonable commercial efforts to cause the Dexter Air Force contract to be novated to Buyer promptly after Closing. As a prerequisite to novation, Buyer shall be required to register in the federal government System for Award Management and receive a CAGE Code authorization from the Defense Logistics Agency. Final novation approval is subject to the United States Air Force at its sole discretion. Closing shall not be contingent on Air Force approval.

EXHIBIT B

LIST OF EXCLUDED ASSETS

The Acquired Assets will not include the following items, which will be retained by Seller:

1. All cash of Seller.

2. Accounts Receivable.

3. BLOCKS Tokens.

4. Seller’s business licenses and permits that are non-transferable.

5. Seller’s charters, minute books, stock books, stock ledgers, and tax records.

6. Seller’s checking accounts and bank accounts, including without limitation all accounts of Seller on deposit or held for investment with any financial institution.

7. Tax refunds or credits to the extent attributable to the ownership or operation of the Business or the Acquired Assets prior to Closing.

8. Rights, claims or causes of action against third persons to the extent arising in connection with the discharge by Seller of the Excluded Liabilities.

9. All records and documents to the extent relating to the Excluded Assets or Excluded Liabilities (provided that Buyer shall have access to those records and documents as provided elsewhere in this Agreement).

10. Seller’s rights under this Agreement and the other agreements and instruments executed and delivered by Seller in connection with this Agreement and the transactions contemplated therein.

11. Seller shall retain all right, title, and interest in and to any and all electronic mail (including attachments) stored on the Seller’s servers included as Acquired Assets prior to the Closing (“the Retained Email”). Buyer acknowledges and agrees that Seller will remove and delete the Retained Email from Seller’s servers included as Acquired Assets prior to the Closing, and will store and archive the Retained Email on a separate server or servers owned and maintained by Seller. Buyer agrees to make no attempt to restore or recover the Retained Email from any servers included as Acquired Assets under this Agreement. As soon as reasonably possible after request by Buyer, Seller shall make available to Buyer any Retained Email that is reasonably related to the operation of Buyer’s business; provided, however, that Buyer shall not be entitled to any email that is protected by the attorney-client privilege, discusses the negotiation or drafting of this Agreement, or contains personal or private information of Seller or Seller’s shareholders, officers, or employees.

EXHIBIT C

FORM OF

BILL OF SALE

[attached]

BILL OF SALE

Pursuant to the terms of that certain Asset Purchase Agreement entered into by and among BizSecure Inc., a Delaware corporation (“Seller”), Alfonso Arana, an individual (“Arana Sr.”) Alfonso Rodriguez-Arana, an individual (“Arana Jr.”), Clement Danish, an individual (“Danish,” and together with Arana Sr. and Arana Jr., the “Stockholders”), and HUMBL, Inc., a Delaware corporation (“Buyer”), dated as of February __, 2022 (the “Purchase Agreement”), and for the consideration specified therein, Seller does hereby grant, bargain, transfer, sell, assign, convey and deliver to Buyer), all of the Acquired Assets as defined in the Purchase Agreement, and all of Seller’s rights, title and interests with respect thereto, including, without limitation, those items referenced in Exhibit A attached to the Purchase Agreement.

Seller and Stockholders hereby warrant that Seller is the sole legal owner of the Acquired Assets and that the Acquired Assets are free from all liens, claims and encumbrances. Seller and Stockholders warrant and agree to defend Buyer’s title to the Acquired Assets against the claims and demands of all persons. Seller and Stockholders make the additional representations and warranties with respect to the Acquired Assets as set forth in the Purchase Agreement. Seller and Stockholders, for themselves and their successors and assigns, hereby covenant and agree that, at any time and from time to time forthwith upon the written request of Buyer, Seller and Stockholders will do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered, each and all of such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may reasonably be required by Buyer in order to assign, transfer, set over, convey, assure and confirm unto and vest in Buyer, its successors and assigns, title to the Acquired Assets sold, conveyed, transferred and delivered by this Bill of Sale.

This Bill of Sale may be executed in one or more counterparts (and by different parties or separate counterparts), each of which shall be deemed an original and all of which, when taken together, shall constitute one instrument. Digital copies of counterpart signature pages will be conclusive evidence of execution.

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Effective as of the date first set forth above.

SELLER:

BIZSECURE INC.

By:
Alfonso Rodriguez-Arana, CEO

STOCKHOLDERS:

Alfonso Arana

Alfonso Rodriguez-Arana

Clement Danish

Accepted:

BUYER:

HUMBL, INC.

By:
Brian Foote, President and CEO

EXHIBIT D

EMPLOYMENT AGREEMENTS